Exhibit 99.4

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

COMTECH TELECOMMUNICATIONS CORP. AND SUBSIDIARIES

Index to Consolidated Financial Statements and Schedule

Page
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Financial Statements:
Balance Sheets as of July 31, 2009 and 2008	F-3
Statements of Operations for each of the years in the three-year period ended July 31, 2009	F-4
Statements of Stockholders’ Equity and Comprehensive Income for each of the years in the three-year period ended July 31, 2009	F-5
Statements of Cash Flows for each of the years in the three-year period ended July 31, 2009	F-6, F-7
Notes to Consolidated Financial Statements	F-8 to F-34
Additional Financial Information Pursuant to the Requirements of Form 10-K:
Schedule II – Valuation and Qualifying Accounts and Reserves	S-1

Schedules not listed above have been omitted because they are either not applicable or the required information has been provided elsewhere in the consolidated financial statements or notes thereto.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Comtech Telecommunications Corp.:

We have audited the accompanying consolidated balance sheets of Comtech Telecommunications Corp. and subsidiaries as of July 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended July 31, 2009. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule listed in the accompanying index. These consolidated financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and the financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Comtech Telecommunications Corp. and subsidiaries as of July 31, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the three-year period ended July 31, 2009, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, the consolidated financial statements have been adjusted for the retroactive application of Financial Accounting Standards Board Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement),” which became effective August 1, 2009.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Comtech Telecommunications Corp.’s internal control over financial reporting as of July 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated September 23, 2009 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting. Such report contains an explanatory paragraph relating to the exclusion from management’s assessment of and from our evaluation of the Company’s internal control over financial reporting as of July 31, 2009 associated with one entity acquired in fiscal 2009.

Melville, New York
September 23, 2009, except for Note 1, as to which the date is November 13, 2009

COMTECH TELECOMMUNICATIONS CORP.
AND SUBSIDIARIES
Consolidated Balance Sheets
As of July 31, 2009 and 2008
(As adjusted for the retroactive application of FSP APB 14-1)

Assets	2009	2008
Current assets:
Cash and cash equivalents	$485,450,000	410,067,000
Accounts receivable, net	79,477,000	70,040,000
Inventories, net	95,597,000	85,966,000
Prepaid expenses and other current assets	13,398,000	5,894,000
Deferred tax asset	15,129,000	10,026,000
Total current assets	689,051,000	581,993,000

Property, plant and equipment, net	38,486,000	34,269,000
Goodwill	149,253,000	24,363,000
Intangibles with finite lives, net	55,272,000	7,505,000
Deferred financing costs, net	6,053,000	957,000
Other assets, net	556,000	3,636,000
Total assets	$938,671,000	652,723,000

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$19,233,000	31,423,000
Accrued expenses and other current liabilities	51,741,000	49,671,000
Customer advances and deposits	19,571,000	15,287,000
Current installments of other obligations	-	108,000
Interest payable	1,418,000	1,050,000
Income taxes payable	563,000	-
Total current liabilities	92,526,000	97,539,000

Convertible senior notes	200,000,000	91,946,000
Other liabilities	2,283,000	-
Income taxes payable	4,267,000	1,909,000
Deferred tax liability	10,466,000	10,556,000
Total liabilities	309,542,000	201,950,000

Commitments and contingencies (See Note 15)

Stockholders’ equity:
Preferred stock, par value $.10 per share; shares authorized and unissued 2,000,000	-	-
Common stock, par value $.10 per share; authorized 100,000,000 shares; issued 28,390,855 shares and 24,600,166 shares at July 31, 2009 and 2008, respectively	2,839,000	2,460,000
Additional paid-in capital	335,656,000	205,204,000
Retained earnings	290,819,000	243,294,000
	629,314,000	450,958,000
Less:
Treasury stock (210,937 shares)	(185,000)	(185,000)
Total stockholders’ equity	629,129,000	450,773,000
Total liabilities and stockholders’ equity	$938,671,000	652,723,000

See accompanying notes to consolidated financial statements.

COMTECH TELECOMMUNICATIONS CORP.
AND SUBSIDIARIES
Consolidated Statements of Operations
Fiscal Years Ended July 31, 2009, 2008 and 2007
(As adjusted for the retroactive application of FSP APB 14-1)

	2009	2008	2007

Net sales	$586,372,000	531,627,000	445,684,000
Cost of sales	345,472,000	296,687,000	252,389,000
Gross profit	240,900,000	234,940,000	193,295,000

Expenses:
Selling, general and administrative	100,171,000	85,967,000	73,312,000
Research and development	50,010,000	40,472,000	32,469,000
Amortization of acquired in-process research and development (See Note 2)	6,200,000	-	-
Amortization of intangibles	7,592,000	1,710,000	2,592,000
	163,973,000	128,149,000	108,373,000

Operating income	76,927,000	106,791,000	84,922,000

Other expenses (income):
Interest expense	6,396,000	7,100,000	6,820,000
Interest income and other	(2,738,000)	(14,065,000)	(14,208,000)

Income before provision for income taxes	73,269,000	113,756,000	92,310,000
Provision for income taxes	25,744,000	40,106,000	29,673,000

Net income	$47,525,000	73,650,000	62,637,000

Net income per share (See Note 1(i)):
Basic	$1.81	3.05	2.70
Diluted	$1.73	2.76	2.42

Weighted average number of common shares outstanding – basic	26,321,000	24,138,000	23,178,000

Weighted average number of common and common equivalent shares outstanding – diluted	29,793,000	28,278,000	27,603,000

See accompanying notes to consolidated financial statements.

COMTECH TELECOMMUNICATIONS CORP.
AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity and Comprehensive Income
Fiscal Years Ended July 31, 2009, 2008 and 2007
(As adjusted for the retroactive application of FSP APB 14-1)

	Common Stock		Additional Paid-in	Retained	Treasury Stock		Stockholders’	Comprehensive
	Shares	Amount	Capital	Earnings	Shares	Amount	Equity	Income

Balance July 31, 2006 as reported	23,052,593	$2,305,000	$139,487,000	$112,635,000	210,937	$(185,000)	$254,242,000

Adjustment to initially apply FSP APB 14-1 for convertible debt	-	-	18,958,000	(5,628,000)	-	-	13,330,000

Balance July 31, 2006 as restated	23,052,593	2,305,000	158,445,000	107,007,000	210,937	(185,000)	267,572,000

Equity-classified stock award compensation	-	-	7,408,000	-	-	-	7,408,000
Proceeds from exercise of options	938,000	94,000	9,441,000	-	-	-	9,535,000
Proceeds from issuance of employee stock purchase plan shares	25,736	3,000	755,000	-	-	-	758,000
Excess income tax benefit from stock award exercises	-	-	8,612,000	-	-	-	8,612,000
Net income	-	-	-	62,637,000	-	-	62,637,000	$62,637,000

Balance July 31, 2007	24,016,329	2,402,000	184,661,000	169,644,000	210,937	(185,000)	356,522,000	62,637,000

Equity-classified stock award compensation	-	-	10,595,000	-	-	-	10,595,000
Proceeds from exercise of options	559,681	56,000	6,640,000	-	-	-	6,696,000
Proceeds from issuance of employee stock purchase plan shares	24,156	2,000	902,000	-	-	-	904,000
Excess income tax benefit from stock award exercises	-	-	2,406,000	-	-	-	2,406,000
Net income	-	-	-	73,650,000	-	-	73,650,000	73,650,000

Balance July 31, 2008	24,600,166	2,460,000	205,204,000	243,294,000	210,937	(185,000)	450,773,000	73,650,000

Equity-classified stock award compensation	-	-	9,712,000	-	-	-	9,712,000
Proceeds from exercise of options	410,403	41,000	8,243,000	-	-	-	8,284,000
Proceeds from issuance of employee stock purchase plan shares	46,959	5,000	1,301,000	-	-	-	1,306,000
Excess income tax benefit from stock award exercises	-	-	2,530,000	-	-	-	2,530,000
Debt converted to shares of common stock	3,333,327	333,000	108,666,000	-	-	-	108,999,000
Net income	-	-	-	47,525,000	-	-	47,525,000	47,525,000

Balance July 31, 2009	28,390,855	$2,839,000	$335,656,000	$290,819,000	210,937	$(185,000)	$629,129,000	$47,525,000

See accompanying notes to consolidated financial statements.

COMTECH TELECOMMUNICATIONS CORP.
AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Fiscal Years Ended July 31, 2009, 2008 and 2007
(As adjusted for the retroactive application of FSP APB 14-1)

	2009	2008	2007
Cash flows from operating activities:
Net income	$47,525,000	73,650,000	62,637,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, plant and equipment	12,503,000	9,196,000	7,536,000
Amortization of acquired in-process research and development	6,200,000	-	-
Amortization of intangible assets with finite lives	7,592,000	1,710,000	2,592,000
Amortization of stock-based compensation	9,576,000	10,640,000	7,401,000
Amortization of fair value inventory step-up	1,520,000	-	-
Deferred financing costs	3,784,000	4,963,000	4,635,000
Loss on disposal of property, plant and equipment	62,000	6,000	203,000
(Benefit from) provision for allowance for doubtful accounts	(864,000)	723,000	(375,000)
Provision for excess and obsolete inventory	5,692,000	2,414,000	4,491,000
Excess income tax benefit from stock award exercises	(2,530,000)	(2,374,000)	(7,990,000)
Deferred income tax benefit	(1,354,000)	(4,370,000)	(1,660,000)
Changes in assets and liabilities, net of effects of acquisitions:
Restricted cash securing letter of credit obligation	-	-	1,003,000
Accounts receivable	13,319,000	2,822,000	(3,163,000)
Inventories	13,395,000	(25,038,000)	(4,818,000)
Prepaid expenses and other current assets	(7,175,000)	52,000	492,000
Other assets	72,000	39,000	73,000
Accounts payable	(17,862,000)	5,361,000	(2,200,000)
Accrued expenses and other current liabilities	(11,356,000)	1,235,000	5,608,000
Customer advances and deposits	1,071,000	(4,769,000)	16,512,000
Deferred service revenue	-	-	(9,896,000)
Other liabilities	283,000	-	-
Interest payable	368,000	-	-
Income taxes payable	6,714,000	1,516,000	6,156,000
Net cash provided by operating activities	88,535,000	77,776,000	89,237,000

Cash flows from investing activities:
Purchases of property, plant and equipment	(13,487,000)	(14,064,000)	(12,075,000)
Purchases of other intangibles with finite lives	(100,000)	(193,000)	(38,000)
Payments for business acquisitions, net of cash acquired	(205,360,000)	(6,194,000)	(3,937,000)
Net cash used in investing activities	(218,947,000)	(20,451,000)	(16,050,000)

Cash flows from financing activities:
Principal payments on other obligations	(108,000)	(135,000)	(154,000)
Excess income tax benefit from stock award exercises	2,530,000	2,374,000	7,990,000
Origination fees associated with line of credit	(876,000)	-	-
Proceeds from exercises of stock options	8,284,000	6,696,000	9,535,000
Net proceeds from issuance of convertible senior notes	194,659,000	-	-
Proceeds from issuance of employee stock purchase plan shares	1,306,000	904,000	758,000
Net cash provided by financing activities	205,795,000	9,839,000	18,129,000

(Continued)

COMTECH TELECOMMUNICATIONS CORP.
AND SUBSIDIARIES
Consolidated Statements of Cash Flows (continued)
Years ended July 31, 2009, 2008 and 2007
(As adjusted for the retroactive application of FSP APB 14-1)

	2009	2008	2007
Net increase in cash and cash equivalents	$75,383,000	67,164,000	91,316,000
Cash and cash equivalents at beginning of period	410,067,000	342,903,000	251,587,000
Cash and cash equivalents at end of period	$485,450,000	410,067,000	342,903,000

Supplemental cash flow disclosure
Cash paid during the period for:
Interest	$2,109,000	2,120,000	2,150,000

Income taxes	$20,787,000	43,843,000	24,778,000

Non-cash investing activities:
Accrued business acquisition payments	$-	1,169,000	290,000

Common stock issued in exchange for face value of 2.0% convertible senior notes (See Note 10)	$105,000,000	-	-

See accompanying notes to consolidated financial statements.

COMTECH TELECOMMUNICATIONS CORP.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
 (As adjusted for the retroactive application of FSP APB 14-1)

(1) Summary of Significant Accounting and Reporting Policies

(a)	Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Comtech Telecommunications Corp. and its subsidiaries (“the Company”), all of which are wholly-owned. All significant intercompany balances and transactions have been eliminated in consolidation.

As discussed in Note 1(q), the Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”), on August 1, 2009. All periods presented in the accompanying consolidated financial statements and notes have been retroactively adjusted to reflect the impact of the Company’s adoption of FSP APB 14-1.

(b)	Nature of Business

The Company designs, develops, produces and markets innovative products, systems and services for advanced communications solutions.

The Company’s business is highly competitive and characterized by rapid technological change. The Company’s growth and financial position depends, among other things, on its ability to keep pace with such changes and developments and to respond to the sophisticated requirements of an increasing variety of electronic equipment users. Many of the Company’s competitors are substantially larger, and have significantly greater financial, marketing and operating resources and broader product lines than the Company. A significant technological breakthrough by others, including smaller competitors or new companies, could have a material adverse effect on the Company’s business. In addition, certain of the Company’s customers have technological capabilities in the Company’s product areas and could choose to replace the Company’s products with their own.

International sales expose the Company to certain risks, including barriers to trade, fluctuations in foreign currency exchange rates (which may make the Company’s products less price competitive), political and economic instability, availability of suitable export financing, export license requirements, tariff regulations, and other United States (“U.S.”) and foreign regulations that may apply to the export of the Company’s products, as well as the generally greater difficulties of doing business abroad. The Company attempts to reduce the risk of doing business in foreign countries by seeking contracts denominated in U.S. dollars, advance or milestone payments, credit insurance and irrevocable letters of credit in its favor.

The Company currently provides mobile data communications products and services to the U.S. government under two contracts known as Movement Tracking System (“MTS”) and Blue Force Tracking (“BFT”). These contracts currently expire on July 12, 2010 and December 31, 2011, respectively. Both of these contracts can be terminated at any time and are not subject to automatic renewals or extension. The loss of these contracts would have a material adverse effect on the Company’s future business, results of operations and financial condition.

COMTECH TELECOMMUNICATIONS CORP.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued
(As adjusted for the retroactive application of FSP APB 14-1)

(c)	Revenue Recognition

Revenue is generally recognized when the earnings process is complete, upon shipment or customer acceptance. Revenue from contracts relating to the design, development or manufacture of complex electronic equipment to a buyer’s specification or to provide services relating to the performance of such contracts is generally recognized in accordance with American Institute of Certified Public Accountants (“AICPA”) Statement of Position No. 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts” (“SOP 81-1”). The Company primarily applies the percentage-of-completion method and generally recognizes revenue based on the relationship of total costs incurred to total projected costs, or, alternatively, based on output measures, such as units delivered or produced. Profits expected to be realized on such contracts are based on total estimated sales for the contract compared to total estimated costs, including warranty costs, at completion of the contract. These estimates are reviewed and revised periodically throughout the lives of the contracts, and adjustments to profits resulting from such revisions are made cumulative to the date of the change. Provision for anticipated losses on uncompleted contracts is made in the period in which such losses become evident. Long-term, U.S. government, cost-reimbursable type contracts are also specifically covered by Accounting Research Bulletin No. 43 “Government Contracts, Cost-Plus-Fixed-Fee Contracts” (“ARB 43”), in addition to SOP 81-1.

The Company has historically demonstrated an ability to estimate contract revenues and expenses in applying the percentage-of-completion method of accounting. However, there exist inherent risks and uncertainties in estimating future revenues and expenses, particularly on larger or longer-term contracts. Changes to such estimates could have a material effect on the Company’s consolidated financial condition and results of operations.

Revenue recognized in excess of amounts billable under long-term contracts accounted for under the percentage-of-completion method are recorded as unbilled receivables in the accompanying consolidated balance sheets. Unbilled receivables are billable upon various events, including the attainment of performance milestones, delivery of hardware, submission of progress bills based on time and materials, or completion of the contract.

In the case of the Company’s mobile data communications segment’s Movement Tracking System (“MTS”) and Force XXI Battle Command, Brigade and Below command and control systems (also known as Blue Force Tracking (“BFT”)) contracts with the U.S. Army, the Company utilizes the percentage-of-completion method. The Company does not recognize revenue, or record unbilled receivables, until it receives fully funded orders.

Substantially all of the Company’s U.S. government revenues in fiscal 2009, 2008 and 2007 are derived from firm fixed-price contracts. Under these types of contracts, the Company performs for an agreed-upon price and derives benefits from cost savings, but bears the risk of cost overruns. The Company’s cost-plus-fixed-fee contracts, which to date have been insignificant, typically provide for reimbursement of allowable costs incurred plus a negotiated fee.

Most government contracts have termination for convenience clauses that provide the customer with the right to terminate the contract at any time. Historically, the Company has not experienced material contract terminations or write-offs of unbilled receivables. The Company addresses customer acceptance provisions in assessing its ability to perform its contractual obligations under long-term contracts. Historically, the Company has been able to perform on its long-term contracts.

Revenues from contracts that contain multiple elements that are not accounted for under the percentage-of-completion method are accounted for in accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.”  Revenue from these contracts is allocated to each respective element based on each element’s relative fair value, if determinable, and is recognized when the respective revenue recognition criteria for each element are met.

COMTECH TELECOMMUNICATIONS CORP.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued
(As adjusted for the retroactive application of FSP APB 14-1)

(d)	Cash and Cash Equivalents

The Company’s cash equivalents are short-term, highly liquid investments that are both readily convertible to known amounts of cash and that have insignificant risk of change in value because of changes in interest rates. The Company’s cash and cash equivalents, as of July 31, 2009 and 2008, amounted to $485,450,000 and $410,067,000, respectively, and primarily consist of money market mutual funds, bank deposits and U.S. Treasury securities (with maturities at the time of purchase of three months or less). None of the Company’s cash equivalents include municipal auction-rate securities. Cash equivalents are carried at cost, which approximates fair market value.

(e)	Inventories

Work-in-process inventory reflects all accumulated production costs, which are comprised of direct production costs and overhead, and is reduced by amounts recorded in cost of sales as the related revenue is recognized. These inventories are reduced to their estimated net realizable value by a charge to cost of sales in the period such excess costs are determined.

Raw materials and components and finished goods inventory are stated at the lower of cost or market, computed on the first-in, first-out (“FIFO”) method.

(f)	Long-Lived Assets

The Company’s machinery and equipment, which are recorded at cost, are depreciated or amortized over their estimated useful lives (three to eight years) under the straight-line method. Capitalized values of properties and leasehold improvements under leases are amortized over the life of the lease or the estimated life of the asset, whichever is less.

Goodwill represents the excess cost of a business acquisition over the fair value of the net assets acquired. In accordance with the FASB Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” goodwill is not amortized. The Company periodically, at least on an annual basis, reviews goodwill, considering factors such as projected cash flows and revenue and earnings multiples, to determine whether the carrying value of the goodwill is impaired. If the goodwill is deemed to be impaired, the difference between the carrying amount reflected in the financial statements and the estimated fair value is recognized as an expense in the period in which the impairment occurs. The Company defines its reporting units to be the same as its segments.

The Company assesses the recoverability of the carrying value of its other long-lived assets, including identifiable intangible assets with finite useful lives, whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Company evaluates the recoverability of such assets based upon the expectations of undiscounted cash flows from such assets. If the sum of the expected future undiscounted cash flows were less than the carrying amount of the asset, a loss would be recognized for the difference between the fair value and the carrying amount.

The Company performed its annual impairment testing for fiscal 2010 on August 1, 2009 and there was no impairment of goodwill. In the future, unless there are indicators of impairment as defined in SFAS No. 142, its next impairment review for goodwill is expected to be performed and completed on August 1, 2010.

COMTECH TELECOMMUNICATIONS CORP.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued
(As adjusted for the retroactive application of FSP APB 14-1)

(g)	Research and Development Costs

The Company charges research and development costs to operations as incurred, except in those cases in which such costs are reimbursable under customer funded contracts. In fiscal 2009, 2008 and 2007, the Company was reimbursed by customers for such activities in the amount of $14,946,000, $7,752,000 and $4,170,000, respectively.

(h)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company’s policy is to recognize interest and penalties related to uncertain tax positions in income tax expense.

Effective August 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN No. 48”). FIN No. 48 clarifies the accounting and reporting for uncertainties in income tax law and prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. FIN No. 48 prescribes a two-step evaluation process for tax positions. The first step is recognition based on a determination of whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The second step is to measure a tax position that meets the more-likely-than-not threshold. The tax position is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. If a tax position does not meet the more-likely-than-not recognition threshold, the benefit of that position is not recognized in the financial statements.

The adoption of FIN No. 48 had no material impact on the Company’s consolidated results of operations or financial condition. Except for additional disclosures included in the Notes to Consolidated Financial Statements, there was no material impact and the Company did not record any cumulative-effect adjustment to the opening balance in retained earnings. In accordance with FIN No. 48, there was no retrospective application to any prior financial statement periods.

(i)	Earnings Per Share

The Company calculates earnings per share (“EPS”) in accordance with SFAS No. 128, “Earnings per Share.”  Basic EPS is computed based on the weighted average number of shares outstanding. Diluted EPS reflects the dilution from potential common stock issuable pursuant to the exercise of equity-classified stock-based awards and convertible senior notes, if dilutive, outstanding during each period. Equity-classified stock-based awards to purchase 1,435,000, 601,000 and 706,000 shares for fiscal 2009, 2008 and 2007, respectively, were not included in the EPS calculation because their effect would have been anti-dilutive.

Liability-classified stock-based awards do not impact and are not included in the denominator for EPS calculations. In accordance with EITF Issue No. 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share,” the Company includes the impact of the assumed conversion of its convertible senior notes in calculating diluted EPS, if dilutive.

COMTECH TELECOMMUNICATIONS CORP.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued
(As adjusted for the retroactive application of FSP APB 14-1)

The following table reconciles the numerators and denominators used in the basic and diluted EPS calculations:

	Fiscal Years Ended July 31,
	2009	2008	2007
Numerator:
Net income for basic calculation	$47,525,000	73,650,000	62,637,000
Effect of dilutive securities:
Interest expense (net of tax) on 2.0% convertible senior notes	2,866,000	4,450,000	4,243,000
Interest expense (net of tax) on 3.0% convertible senior notes	1,030,000	-	-
Numerator for diluted calculation	$51,421,000	78,100,000	66,880,000

Denominator:
Denominator for basic calculation	26,321,000	24,138,000	23,178,000
Effect of dilutive securities:
Stock options	448,000	807,000	1,092,000
Conversion of 2.0% convertible senior notes	1,756,000	3,333,000	3,333,000
Conversion of 3.0% convertible senior notes	1,268,000	-	-
Denominator for diluted calculation	29,793,000	28,278,000	27,603,000

As discussed in “Notes to Consolidated Financial Statements – Note (10) Convertible Senior Notes,” the Company’s 2.0% convertible senior notes were fully converted into 3,333,327 shares of the Company’s common stock as of February 12, 2009.

Also, on May 8, 2009, the Company issued $200,000,000 of its 3.0% convertible senior notes, which are convertible into shares of the Company’s common stock at an initial conversion price of $36.44 per share (a conversion rate of 27.4395 shares per $1,000 original principal amount of notes) at any time prior to the close of business on the second scheduled trading day immediately preceding the May 1, 2029 maturity date, subject to adjustment in certain circumstances.

COMTECH TELECOMMUNICATIONS CORP.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued
(As adjusted for the retroactive application of FSP APB 14-1)

(j)	Accounting for Stock-Based Compensation

The Company applies the provisions of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment,” which establishes the accounting for employee stock-based awards. Under the provisions of SFAS No. 123(R), stock-based compensation for both equity and liability-classified awards is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the requisite employee service period (generally the vesting period of the grant). The fair value of liability-classified awards is remeasured at the end of each reporting period until the award is settled, with changes in fair value recognized pro-rata for the portion of the requisite service period rendered. The Company used the modified prospective method upon adopting SFAS No. 123(R).

The Company recognized stock-based compensation for awards issued under the Company’s Stock Option Plans and the Company’s 2001 Employee Stock Purchase Plan (the “ESPP”) in the following line items in the Consolidated Statements of Operations:

	Fiscal Years Ended July 31,
	2009	2008	2007
Cost of sales	$812,000	777,000	539,000
Selling, general and administrative expenses	7,080,000	8,129,000	5,793,000
Research and development expenses	1,684,000	1,734,000	1,069,000
Stock-based compensation expense before income tax benefit	9,576,000	10,640,000	7,401,000
Income tax benefit	(3,201,000)	(3,648,000)	(2,394,000)
Net stock-based compensation expense	$6,375,000	6,992,000	5,007,000

Of the total stock-based compensation expense before income tax benefit recognized in fiscal 2009, 2008 and 2007, $374,000, $220,000 and $170,000, respectively, relates to stock-based awards issued pursuant to the ESPP. Included in total stock-based compensation expense before income tax benefit in fiscal 2009, 2008 and 2007 is a benefit of $73,000 and an expense of $154,000 and $38,000, respectively, as a result of the required fair value re-measurement of the Company’s liability-classified stock appreciation rights (“SARs”) at the end of the reporting period.

Stock-based compensation that was capitalized and included in ending inventory at July 31, 2009, 2008 and 2007 was $277,000, $215,000 and $106,000, respectively.

The Company estimates the fair value of stock-based awards using the Black-Scholes option pricing model. The Black-Scholes option pricing model includes assumptions regarding dividend yield, expected volatility, expected option term and risk-free interest rates. The assumptions used in computing the fair value of stock-based awards reflect the Company’s best estimates, but involve uncertainties relating to market and other conditions, many of which are outside of its control. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by the employees who receive stock-based awards.

The per share weighted average grant-date fair value of stock-based awards granted during fiscal 2009, 2008 and 2007 was $12.60, $15.66 and $10.85, respectively. In addition to the exercise and grant-date prices of the awards, certain weighted average assumptions that were used to estimate the fair value of stock-based awards in the respective periods are listed in the table below:

	Fiscal Years Ended July 31,
	2009	2008	2007
Expected dividend yield	0%	0%	0%
Expected volatility	40.36%	43.15%	45.14%
Risk-free interest rate	2.19%	4.44%	4.87%
Expected life (years)	3.61	3.56	3.63

COMTECH TELECOMMUNICATIONS CORP.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued
(As adjusted for the retroactive application of FSP APB 14-1)

Stock-based awards granted during fiscal 2009, 2008 and 2007 have exercise prices equal to the fair market value of the stock on the date of grant, a contractual term of five years and a vesting period of three years. All stock-based awards granted through July 31, 2005 had exercise prices equal to the fair market value of the stock on the date of grant, a contractual term of ten years and generally a vesting period of five years. The Company settles employee stock option exercises with new shares. All SARs granted through July 31, 2008 may only be settled with cash. Included in accrued expenses at July 31, 2009, 2008 and 2007 is $115,000, $192,000 and $38,000, respectively, relating to the cash settlement of SARs.

The Company estimates expected volatility by considering the historical volatility of the Company’s stock, the implied volatility of publicly traded stock options in the Company’s stock and the Company’s expectations of volatility for the expected term of stock-based compensation awards. The risk-free interest rate is based on the U.S. treasury yield curve in effect at the time of grant. The expected option term is the number of years that the Company estimates that share-based awards will be outstanding prior to exercise. The expected life of the awards issued after July 31, 2005 and through July 31, 2007 was determined using the “simplified method” prescribed in SEC Staff Accounting Bulletin (“SAB”) No. 107. Effective August 1, 2007, the expected life of the awards issued was determined by employee groups with sufficiently distinct behavior patterns.

The following table provides the components of the actual income tax benefit recognized for tax deductions relating to the exercise of stock-based awards:

	Fiscal Years Ended July 31,
	2009	2008	2007
Actual income tax benefit recorded for the tax deductions relating to the exercise of stock-based awards	$3,805,000	3,368,000	9,366,000
Less: Tax benefit initially recognized on exercised stock-based awards vesting subsequent to the adoption of SFAS No. 123(R)	(1,275,000)	(962,000)	(754,000)
Excess income tax benefit recorded as an increase to additional paid-in capital in the Company’s Consolidated Statements of Stockholders’ Equity and Comprehensive Income	2,530,000	2,406,000	8,612,000
Less: Tax benefit initially disclosed but not previously recognized on exercised equity-classified stock-based awards vesting prior to the adoption of SFAS No. 123(R)	-	(32,000)	(622,000)
Excess income tax benefit from exercised equity-classified stock-based awards reported as a cash flow from financing activities in the Company’s Consolidated Statements of Cash Flows	$2,530,000	2,374,000	7,990,000

At July 31, 2009, total remaining unrecognized compensation cost related to unvested stock-based awards was $13,299,000, net of estimated forfeitures of $749,000. The net cost is expected to be recognized over a weighted average period of 2.0 years.

(k)	Financial Instruments

The Company believes that the book value of its current monetary assets and liabilities approximates fair value as a result of the short-term nature of such assets and liabilities.

In accordance with SFAS No. 107, “Disclosures about Fair Value of Financial Instruments (as amended),” the Company determined that, as of July 31, 2009, the fair value of its 3.0% convertible senior notes was approximately $212,000,000 based on recent trading activity. The Company’s 3.0% convertible senior notes are not marked-to-market and are shown on the accompanying balance sheet at their original issuance value.

COMTECH TELECOMMUNICATIONS CORP.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued
(As adjusted for the retroactive application of FSP APB 14-1)

(l)	Fair Value Measurements

Effective August 1, 2008, the Company adopted SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value as the price that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. It establishes a fair value hierarchy that distinguishes between (a) Level 1 inputs which are based on quoted market prices for identical assets or liabilities in active markets at the measurement date; (b) Level 2 inputs which are observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data; and (c) Level 3 inputs which reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date and which are both unobservable in the market and significant to the instrument’s valuation. The only assets or liabilities measured at fair value on a recurring basis as of July 31, 2009 were the Company’s cash and cash equivalents, substantially all of which consists of money market mutual funds which were valued using Level 1 inputs.

(m)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. The Company makes significant estimates in many areas of its accounting, including but not limited to the following: long-term contracts, stock-based compensation, intangible assets, provision for excess and obsolete inventory, allowance for doubtful accounts, warranty obligations and income taxes. Actual results may differ from those estimates.

(n)	Comprehensive Income

The Company has adopted SFAS No. 130, “Reporting Comprehensive Income,” which requires companies to report all changes in equity during a period, except those resulting from investment by owners and distribution to owners, for the period in which they are recognized. Comprehensive income is the total of net income and all other non-owner changes in equity (or other comprehensive income) such as unrealized gains/losses on securities classified as available-for-sale, foreign currency translation adjustments and minimum pension liability adjustments. Comprehensive income was the same as net income in fiscal 2009, 2008 and 2007.

(o)	Subsequent Events

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events,” which establishes accounting standards and disclosure for subsequent events. The Company adopted SFAS No. 165 during the fourth quarter of fiscal 2009 and has evaluated subsequent events through the date and time these financial statements were issued on September 23, 2009.

(p)	Reclassifications

Certain reclassifications have been made to previously reported consolidated financial statements to conform to the fiscal 2009 presentation.

(q)	Adoption of FSP APB 14-1

In May 2008, the FASB issued FSP APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”, which clarifies the accounting for certain convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement). Under FSP APB 14-1, the liability and equity components of convertible debt instruments that may be settled entirely or partially in cash upon conversion must be accounted for separately in a manner reflective of their issuer’s nonconvertible debt borrowing rate. Previous guidance provided for this type of convertible debt instrument to be accounted for entirely as debt. Because early adoption was prohibited, the Company adopted FSP APB 14-1 on August 1, 2009.

COMTECH TELECOMMUNICATIONS CORP.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued
(As adjusted for the retroactive application of FSP APB 14-1)

The required retroactive adoption of FSP APB 14-1 resulted in the following adjustments to historically reported information of the Company as of and for the fiscal years ended July 31, 2009, 2008 and 2007, respectively:

-	an increase in interest expense of $3.2 million, $4.4 million and $4.1 million;
-	a decrease in provision for income taxes of $1.2 million, $1.6 million and $1.5 million;
-	a decrease in net income of $2.0 million, $2.8 million and $2.6 million;
-	an increase of $13.0 million, $19.0 million and $19.0 million to additional paid-in capital; and
-	a decrease of $13.0 million, $11.0 million and $8.2 million to retained earnings.

Because the Company was required to retroactively adjust and present the historical accounting and reporting of the Company’s 2.0% convertible senior notes, the consolidated financial statements and supplementary data reflected herein reflects the adoption of FSP APB 14-1. Because holders of the Company’s 3.0% convertible senior notes can only receive stock upon conversion, FSP APB 14-1 has no impact on the Company’s 3.0% convertible senior notes. Beginning with the first quarter of fiscal 2010, the Company’s future SEC filings will present the retroactive application of FSP APB 14-1 on prior period information.

(2) Acquisitions

The Radyne Acquisition
On August 1, 2008, the Company acquired Radyne Corporation (“Radyne”) for an aggregate purchase price of $231,393,000 (including transaction costs and liabilities assumed for outstanding share-based awards). The operating results of Radyne have been included in the consolidated statement of operations from August 1, 2008. From an operational and financial reporting perspective, Radyne’s satellite electronics product lines are now part of the Company’s telecommunications transmission segment; Radyne’s traveling wave tube amplifier (“TWTA”) product portfolios are now part of the Company’s RF microwave amplifiers segment; and Radyne’s microsatellites and Sensor Enabled Notification System (“SENS”) Technology product lines are now part of the Company’s mobile data communications segment.

The unaudited pro forma financial information in the table below, for fiscal 2008, combines the historical results of Comtech for fiscal 2008 and, due to the differences in the companies’ reporting periods, the historical results of Radyne from July 1, 2007 through June 30, 2008.

Fiscal Year Ended
July 31, 2008
Total revenues	$682,434,000
Net income	66,985,000
Net income per share - Basic	2.78
Net income per share - Diluted	2.53

The pro forma financial information is not indicative of the results of operations that would have been achieved if the acquisition and cash paid had taken place at the beginning of fiscal 2008. For fiscal 2008, the pro forma financial information includes adjustments for:

-	incremental amortization expense of $6,200,000 for the estimated fair value of acquired in-process research and development;
-	incremental amortization expense of $3,410,000 associated with the increase in acquired other intangible assets;
-	incremental amortization of $1,520,000 related to the fair value step-up of certain inventory acquired;
-	lower interest income of $10,208,000 due to assumed cash payments relating to the Radyne acquisition; and
-	the net tax impact of all of these adjustments.

COMTECH TELECOMMUNICATIONS CORP.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued
(As adjusted for the retroactive application of FSP APB 14-1)

Prior to August 1, 2009, the Company accounts for business combinations in accordance with FASB Statement No. 141, “Business Combinations” (“SFAS No. 141”). Accordingly, the aggregate purchase price for Radyne was allocated as set forth below:

Fair value of Radyne net tangible assets acquired	$66,296,000

Fair value adjustments to net tangible assets:
Acquisition-related restructuring liabilities (See Note 8)	(2,713,000)
Inventory step-up	1,520,000
Deferred tax assets, net	441,000
Fair value of net tangible assets acquired	65,544,000

Adjustments to record intangible assets at fair value:		Estimated Useful Lives
In-process research and development	6,200,000	Expensed immediately
Customer relationships	29,600,000	10 years
Technologies	19,900,000	7 to 15 years
Trademarks and other	5,700,000	2 to 20 years
Goodwill	124,873,000	Indefinite
Deferred tax liabilities, net	(20,424,000)
	165,849,000
Aggregate purchase price	$231,393,000

The estimated fair value of technologies and trademarks was based on the discounted capitalization of royalty expense saved because the Company now owns the assets. The estimated fair value of customer relationships and other intangibles with finite lives was primarily based on the value of the discounted cash flows that the related intangible asset could be expected to generate in the future.

The estimated fair value ascribed to in-process research and development projects of $6,200,000 was based upon the excess earnings approach utilizing the estimated economic life of the ultimate products to be developed, the estimated timing of when the ultimate products were expected to be commercialized and the related net cash flows expected to be generated. These net cash flows were discounted back to their net present value utilizing a weighted average cost of capital.

The following table summarizes the fair value allocated to each project acquired, as well as the significant appraisal assumptions used as of the acquisition date and the current project status:

	As of the Acquisition Date of August 1, 2008
Specific Nature of In-Process Research and Development Projects	Fair Market Value Allocated	% of Estimated Efforts Complete	Original Anticipated Completion Date	Discount Rate	Fiscal Year Cash Flows Projected To Commence	Project Status as of July 31, 2009

RF Microwave Amplifiers Segment
Technology #1	$1,553,000	61%	November 2008	14%	2009	Complete
Technology #2	971,000	54%	January 2009	14%	2009	In-process
Technology #3	776,000	76%	October 2008	14%	2009	Complete

Telecommunications Transmission Segment
Technology #4	2,900,000	75%	October 2008	14%	2009	Complete
Total	$6,200,000

These purchased in-process research and development efforts are complex and unique in light of the nature of the technology, which is generally state-of-the-art. Risks and uncertainties associated with completing the projects in process include the availability of skilled engineers, the introduction of similar technologies by others, changes in market demand for the technologies and changes in industry standards affecting the technology. The Company does not believe that a failure to eventually complete the remaining acquired in-process research and development project will have a material impact on the Company’s consolidated results of operations.

COMTECH TELECOMMUNICATIONS CORP.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued
(As adjusted for the retroactive application of FSP APB 14-1)

Other Acquisitions
In July 2008, the Company acquired the network backhaul assets and the NetPerformer and AccessGate™ product lines and assumed certain liabilities of Verso Technologies (“Verso”) for $3,917,000. This operation was combined with the Company’s existing business and is part of the telecommunications transmission segment. Sales and income related to the Verso acquisition were not material to the Company’s results of operation and the effects of the acquisition were not material to the Company’s historical consolidated financial statements. The Company allocated the aggregate purchase price of the Verso acquisition to net tangible assets and intangible assets with an estimated useful life of seven years. The valuation of Verso’s intangible assets was based primarily on the discounted capitalization of royalty expense saved because the Company now owns the assets.

In February 2007, the Company acquired certain assets and assumed certain liabilities of Digicast Networks, Inc. (“Digicast”), a manufacturer of digital video broadcasting equipment, for $1,000,000. Sales and income related to the Digicast assets acquired were not material to the Company’s results of operations. This operation was combined with the Company’s existing business and is part of the telecommunications transmission segment.

In August 2006, the Company acquired certain assets and assumed certain liabilities of Insite Consulting, Inc. (“Insite”), a logistics application software company, for $3,203,000, including transaction costs of $232,000. In addition to the guaranteed purchase price, the Company may be required to make certain earn-out payments based on the achievement of future sales targets. The first part of the earn-out cannot exceed $1,350,000 and is limited to a five-year period ending August 2011. The second part of the earn-out, which is for a ten-year period ending August 2016, is unlimited and based on a per unit future sales target primarily relating to new commercial satellite-based mobile data communications markets. Insite has developed the geoOps™ Enterprise Location Monitoring System, a software-based solution that allows customers to integrate legacy data systems with near-real time logistics and operational data systems. Through July 31, 2009, earn-out payments of approximately $17,000 have been made. In fiscal 2010, if the Company is successful in selling its MTS software 5.16 (which incorporates the geoOps™ application) to the U.S. Army, it is possible that the $1,333,000 earn-out will be payable. Upon payment, and in accordance with SFAS No. 141, the Company will record the payment as additional purchase price which will result in an increase to goodwill. This operation was combined with our existing business and is part of our mobile data communications segment. Sales and income related to the Insite acquisition were not material to the Company’s results of operation and the effects of the acquisition were not material to the Company’s historical consolidated financial statements.

Impact of Adoption of SFAS No. 141 (revised 2007), “Business Combinations,” on Acquisitions
On August 1, 2009, the Company adopted SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141R”). The standard applies prospectively to business combinations for which the acquisition date is on or after August 1, 2009, except that resolution of certain tax contingencies and adjustments to valuation allowances related to the Company’s acquisition of Radyne, which would have previously been adjusted to goodwill, will be adjusted to income tax expense for all such adjustments after August 1, 2009. As such, the amount of unrecognized tax benefits (See “Notes to Consolidated Financial Statements – Note (11) Income Taxes”), excluding interest, resulting from the Company’s acquisition of Radyne that would positively impact the Company’s effective tax rate, if recognized, would increase by $3,566,000.

COMTECH TELECOMMUNICATIONS CORP.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued
(As adjusted for the retroactive application of FSP APB 14-1)

(3) Accounts Receivable

Accounts receivable consist of the following at July 31, 2009 and 2008:
	2009	2008
Billed receivables from commercial customers	$43,813,000	31,758,000
Billed receivables from the U.S. government and its agencies	33,125,000	34,911,000
Unbilled receivables on contracts-in-progress	3,791,000	4,672,000
	80,729,000	71,341,000
Less allowance for doubtful accounts	1,252,000	1,301,000
Accounts receivable, net	$79,477,000	70,040,000

Unbilled receivables on contracts-in-progress include $3,791,000 and $2,854,000 at July 31, 2009 and July 31, 2008, respectively, due from the U.S. government and its agencies. There was $13,000 and $145,000 of retainage included in unbilled receivables at July 31, 2009 and July 31, 2008, respectively. In the opinion of management, substantially all of the unbilled balances will be billed and collected within one year.

 (4) Inventories

Inventories consist of the following at July 31, 2009 and 2008:
	2009	2008
Raw materials and components	$64,209,000	41,047,000
Work-in-process and finished goods	43,132,000	53,120,000
	107,341,000	94,167,000
Less reserve for excess and obsolete inventories	11,744,000	8,201,000
Inventories, net	$95,597,000	85,966,000

Inventories directly related to long-term contracts, including the Company’s MTS and BFT contracts were $21,144,000 and $29,081,000 at July 31, 2009 and 2008, respectively.

At July 31, 2009 and 2008, $4,724,000 and $4,336,000, respectively, of the inventory balance above related to contracts from third-party commercial customers who outsource a portion of their manufacturing to the Company.

Included in inventories directly related to long-term contracts (and also classified as raw materials and components inventory), as of July 31, 2009, is approximately $5,144,000 of ruggedized computers and related components that are included in MTS systems that the Company sells to the U.S. Army. During fiscal 2009, the U.S. Army informed the Company that it intends to upgrade previously deployed MTS systems and purchase new MTS systems with a different ruggedized computer model. Accordingly, the Company expects demand for the older ruggedized computers and related components which it currently has on hand to decline. The Company continues to actively market these ruggedized computers and related components and expects that it will be able to ultimately sell the remaining inventory for an amount in excess of their current net book value based on a variety of factors, including the Company’s belief that there may be additional deployments of MTS systems using these computers and that potential customers, such as the Army National Guard and NATO, may have use for them. In the future, if the Company determines that this inventory will not be utilized or cannot be sold in excess of its current net book value, it would be required to record a write-down of the value of such inventory in its consolidated financial statements at the time of such determination. Any such charge could be material to the Company’s consolidated results of operations in the period it makes such determination.

COMTECH TELECOMMUNICATIONS CORP.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued
(As adjusted for the retroactive application of FSP APB 14-1)

(5) Property, Plant and Equipment

Property, plant and equipment consist of the following at July 31, 2009 and 2008:

	2009	2008
Machinery and equipment	$89,420,000	75,800,000
Leasehold improvements	8,699,000	6,275,000
Equipment financed by capital lease	6,000	52,000
	98,125,000	82,127,000
Less accumulated depreciation and amortization	59,639,000	47,858,000
Property, plant and equipment, net	$38,486,000	34,269,000

Depreciation and amortization expense on property, plant and equipment amounted to approximately $12,503,000, $9,196,000 and $7,536,000 for the fiscal years ended July 31, 2009, 2008 and 2007, respectively.

(6) Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following at July 31, 2009 and 2008:

	2009	2008
Accrued wages and benefits	$20,411,000	23,680,000
Accrued warranty obligations	14,500,000	12,308,000
Accrued commissions and royalties	3,603,000	4,882,000
Accrued business acquisition payments	-	1,169,000
Accrued acquisition-related restructuring liabilities (See Note 8)	161,000	-
Other	13,066,000	7,632,000
Accrued expenses and other current liabilities	$51,741,000	49,671,000

The Company provides warranty coverage for most of its products for a period of at least one year from the date of shipment. The Company records a liability for estimated warranty expense based on historical claims, product failure rates and other factors. Some of the Company’s product warranties are provided under long-term contracts, the costs of which are incorporated into the Company’s estimates of total contract costs.

Changes in the Company’s product warranty liability during the fiscal years ended July 31, 2009 and 2008 were as follows:

	2009	2008
Balance at beginning of period	$12,308,000	9,685,000
Provision for warranty obligations	7,985,000	8,131,000
Warranty obligations acquired from Radyne	1,975,000	-
Reversal of warranty liability	(62,000)	(1,026,000)
Charges incurred	(7,706,000)	(4,482,000)
Balance at end of period	$14,500,000	12,308,000

(7) Other Obligations

Other obligations of $108,000 at July 31, 2008 related to a technology license with a net carrying value of $348,000. The Company had no other obligations at July 31, 2009.

COMTECH TELECOMMUNICATIONS CORP.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued
(As adjusted for the retroactive application of FSP APB 14-1)

(8) Radyne Acquisition-Related Restructuring Plan and Cost Reduction Actions

Radyne Acquisition-Related Restructuring Plan
In connection with the August 1, 2008 acquisition of Radyne, the Company immediately adopted a restructuring plan to achieve operating synergies. In connection with this plan, the Company vacated and subleased Radyne’s Phoenix, Arizona manufacturing facility and integrated Radyne’s satellite earth station manufacturing and engineering operations into the Company’s high-volume technology manufacturing center located in Tempe, Arizona. In addition, Radyne’s corporate functions were moved to the Company’s Melville, New York corporate headquarters. The Radyne acquisition-related restructuring is complete.

In connection with these activities, the Company recorded approximately $2,713,000 of estimated restructuring costs, including $2,100,000 related to facility exit costs and $613,000 related to severance for Radyne employees who were informed they were terminated on August 1, 2008. In accordance with EITF Issue No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination,” the Company recorded these costs, at fair value, as assumed liabilities as of August 1, 2008, with a corresponding increase to goodwill. As such, these costs are not included in the Consolidated Statement of Operations for the twelve months ended July 31, 2009. The estimated facility exit costs of approximately $2,100,000 reflect the net present value of the total gross non-cancelable lease obligations of $12,741,000 and related costs (for the period of November 1, 2008 through October 31, 2018) associated with the vacated manufacturing facility, less the net present value of estimated gross sublease income of $8,600,000. The Company estimated sublease income based on the terms of fully executed sublease agreements for the facility and its assessment of future uncertainties relating to the real estate market. Although the Company is attempting to sublease the facility, it currently believes that it is not probable that it will be able to sublease the facility beyond the executed sublease terms which expire on October 31, 2015. Costs associated with operating the manufacturing facility through October 31, 2008 were expensed in the Consolidated Statement of Operations for the three months ended October 31, 2008. The following represents a summary of the acquisition-related restructuring liabilities as of July 31, 2009:

	Accrued July 31, 2008	Estimated Costs (1)	Net Cash Inflow (Outflow)	Accretion of Interest to Date	Accrued July 31, 2009	Total Costs Accrued to Date	Total Net Expected Costs (2)
Facilities	$-	2,100,000	225,000	119,000	2,444,000	2,444,000	$4,141,000
Severance	-	613,000	(613,000)	-	-	613,000	613,000
Total restructuring costs	$-	2,713,000	(388,000)	119,000	2,444,000	3,057,000	$4,754,000

(1)	Facilities-related restructuring costs are presented at net present value.
(2)	Facilities-related restructuring costs include accreted interest.

Of the $2,444,000 acquisition-related restructuring liabilities accrued as of July 31, 2009, $161,000 is included in accrued expenses and other current liabilities and $2,283,000 is included in other liabilities. Interest accreted on the facility-related restructuring costs was included in interest expense for fiscal 2009.

Cost Reduction Actions
In July 2009, the Company adopted cost reduction plans related to two small product lines. In August 2009, the Company sold, for approximately $2,038,000, certain assets and liabilities relating to its video encoder and decoder product lines. In addition, the Company announced that it will no longer market certain fiberglass antenna products to commercial broadcast customers. In connection with both of these actions, the Company recorded a pre-tax charge to operating income during fiscal 2009 of approximately $2,047,000 which primarily consisted of $1,186,000 for the write-down of inventory to net realizable value and $420,000 related to the acceleration of amortization related to certain intangible assets. After adjusting for the portion of the pre-tax charge of $2,047,000 relating to the assets and liabilities sold, the net book value of the assets and liabilities sold approximated the sales price.

COMTECH TELECOMMUNICATIONS CORP.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued
(As adjusted for the retroactive application of FSP APB 14-1)

(9) Credit Facility

On June 24, 2009, the Company entered into a three-year $100,000,000 unsecured revolving credit facility (“Credit Facility”) with a syndicate of lenders. The Credit Facility provides for the extension of credit to the Company in the form of revolving loans, including letters of credit, at any time and from time to time during its term, in an aggregate principal amount at any time outstanding not to exceed $100,000,000 for both revolving loans and letters of credit, with a sub-limit of $10,000,000 for letters of credit. The Credit Facility includes a provision pursuant to which the Company may request that the lenders increase the maximum amount of commitments by an amount not to exceed $50,000,000. The maximum amount of credit available under the Credit Facility, including such increased commitments, cannot exceed $150,000,000. The Credit Facility may be used for working capital and other general corporate purposes.

At the Company’s election, borrowings under the Credit Facility will bear interest either at LIBOR plus an applicable margin or at the base rate plus an applicable margin. The interest rate margin over LIBOR, initially set at the lowest margin of 2.25 percent, may increase to a maximum amount of 2.75 percent. The base rate is a fluctuating rate equal to the highest of (i) the Prime Rate; (ii) the Federal Funds Effective Rate from time to time plus 0.5 percent; and (iii) two hundred (200) basis points in excess of the floating rate of interest determined, on a daily basis, in accordance with the terms of the agreement. The interest rate margin over the base rate, initially set at the lowest margin of 1.25 percent, may increase to a maximum amount of 1.75 percent. In both cases, the applicable interest rate is based on the ratio of the Company’s consolidated total indebtedness to its consolidated earnings before interest, taxes, depreciation and amortization (“Consolidated EBITDA”), as defined in the agreement. The Company is also subject to an undrawn line fee based on the ratio of the Company’s consolidated total indebtedness to its Consolidated EBITDA, as defined.

The Credit Facility contains certain covenants, including covenants limiting certain debt, certain liens on assets, certain sales of assets and receivables, certain payments (including dividends), certain repurchases of shares of common stock of the Company, certain sale and leaseback transactions, certain guaranties and certain investments. The Credit Facility also contains certain financial condition covenants including that the Company (i) maintain a minimum EBITDA as defined, (measured, on a consolidated basis, based on the four prior consecutive fiscal quarters then ending); (ii) not exceed a maximum ratio of consolidated total indebtedness to Consolidated EBITDA, each as defined, and; (iii) maintain a minimum fixed charge ratio, as defined; in each case measured on the last day of each fiscal quarter.

The Credit Facility contains certain events of default, including: failure to make payments; failure to perform or observe terms, covenants and agreements; material inaccuracy of any representation or warranty; payment default relating to any indebtedness, as defined, with a principal amount in excess of $7,500,000 or acceleration of such indebtedness; occurrence of one or more final judgments or orders for the payment of money in excess of $7,500,000 that remain unsatisfied; incurrence of certain liabilities in connection with failure to maintain or comply with the Employee Retirement Income Security Act of 1974 (“ERISA”); any bankruptcy or insolvency; or a change of control, including if a person or group becomes the beneficial owner of 50 percent or more of the Company’s voting stock. If an event of default occurs, the lenders may, among other things, terminate their commitments and declare all outstanding borrowings to be immediately due and payable together with accrued interest and fees. All amounts borrowed or outstanding under the Credit Facility are due and mature on June 24, 2012, unless the commitments are terminated earlier either at the Company’s request or if certain events of default occur.

At July 31, 2009, the Company had no borrowings outstanding, but had approximately $1,672,000 of standby letters of credit agreements outstanding related to the guarantee of future performance on certain contracts, and approximately $23,000 of commercial letters of credit agreements outstanding for the payment of goods and supplies; both under the $10,000,000 sub-limit for letters of credit.

COMTECH TELECOMMUNICATIONS CORP.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued
(As adjusted for the retroactive application of FSP APB 14-1)

(10) Convertible Senior Notes

3.0% Convertible Senior Notes
On May 8, 2009, the Company issued $200,000,000 of its 3.0% convertible senior notes in a private offering pursuant to Rule 144A under the Securities Act of 1933, as amended. The net proceeds from this transaction were $194,659,000 after deducting the initial purchasers’ discount and transaction costs paid of $5,341,000, all of which was initially allocated to deferred financing costs. As of July 31, 2009, the Company has $118,000 of additional transaction costs which are included in accrued expenses and other current liabilities.

The 3.0% convertible senior notes bear interest at a stated annual rate of 3.0% and are convertible into shares of the Company’s common stock at an initial conversion price of $36.44 per share (a conversion rate of 27.4395 shares per $1,000 original principal amount of notes) at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date, subject to adjustment in certain circumstances. The Company may, at its option, redeem some or all of the 3.0% convertible senior notes on or after May 5, 2014. Holders of the 3.0% convertible senior notes will have the right to require the Company to repurchase some or all of the outstanding 3.0% convertible senior notes, solely for cash, on May 1, 2014, May 1, 2019 and May 1, 2024 and upon certain events, including a change in control. If not redeemed by the Company or repaid pursuant to the holders’ right to require repurchase, the 3.0% convertible senior notes mature on May 1, 2029.

The 3.0% convertible notes are senior unsecured obligations of the Company. The Company intends to use the net proceeds of the offering to fund its acquisition strategy and for general corporate purposes.

Interest expense, included in the Company’s consolidated statements of operations, associated with the Company’s 3.0% convertible senior notes, includes interest at the convertible senior note stated rate of 3.0% and the amortization of deferred financing costs.

2.0% Convertible Senior Notes
On January 27, 2004, the Company issued $105,000,000 of its 2.0% convertible senior notes in a private offering pursuant to Rule 144A under the Securities Act of 1933, as amended. The net proceeds from this transaction were $101,179,000 after deducting the initial purchaser’s discount and other transaction costs of $3,821,000, of which $2,685,000 was initially allocated to deferred financing costs (as it represented the imputed debt issuance costs) and $1,136,000 was allocated to additional paid-in capital (as it represented the imputed equity issuance costs). The 2.0% convertible senior notes had a stated annual interest rate of 2.0%. As of February 12, 2009, all of the 2.0% convertible senior notes were converted by the noteholders, and the Company issued 3,333,327 shares of its common stock, plus cash in lieu of fractional shares. As such, as of July 31, 2009, there were no 2.0% convertible senior notes outstanding.

Because the 2.0% convertible senior note holders exercised their conversion option, and the Company delivered shares of its common stock in lieu of cash, the Company recorded a net increase to additional paid-in capital of $108,666,000, of which $94,158,000 relates to the carrying value of  the 2.0% convertible senior notes in excess of the par value of the common stock issued upon conversion and $14,508,000 primarily relates to the realization of the deferred tax liability associated with the 2.0% convertible senior notes.

The principal amount of the liability component, its unamortized discount and its carrying amount as of July 31, 2008 was $105,000,000, $13,054,000 and $91,946,000, respectively.  The carrying amount of the equity component at July 31, 2008 was $18,958,000.

The 2.0% convertible senior notes were general unsecured obligations of the Company. All of the Company’s U.S. domiciled wholly-owned subsidiaries had issued full and unconditional guarantees in favor of the holders of the Company’s 2.0% convertible senior notes. These full and unconditional guarantees were joint and several.

Interest expense, included in the Company’s consolidated statements of operations, associated with the 2.0% convertible senior notes, includes interest at the Company’s imputed nonconvertible debt borrowing rate of 7.5% and the amortization of other deferred financing costs.

COMTECH TELECOMMUNICATIONS CORP.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued
(As adjusted for the retroactive application of FSP APB 14-1)

The amount of interest cost recognized for fiscal 2009, 2008 and 2007 relating to both the 2.0% contractual interest coupon rate and amortization of the discount on the liability component, as well as the effective interest rate on the liability component, were as follows:

	Fiscal Years Ended July 31,
	2009	2008	2007

2.0% contractual interest coupon	$1,050,000	2,100,000	2,100,000
Amortization of deferred financing costs relating to the liability component of the 2.0% convertible senior notes	2,545,000	4,579,000	4,251,000
	$3,595,000	6,679,000	6,351,000

Annual effective interest rate on liability component	7.5%	7.5%	7.5%

(11) Income Taxes

Income before provision for income taxes consists of the following:

	Fiscal Years Ended July 31,
	2009	2008	2007
U.S.	$72,384,000	111,365,000	93,126,000
Foreign	885,000	2,391,000	(816,000)
	$73,269,000	113,756,000	92,310,000

The provision for income taxes included in the accompanying consolidated statements of operations consists of the following:

	Fiscal Years Ended July 31,
	2009	2008	2007
Federal – current	$26,487,000	39,799,000	29,388,000
Federal – deferred	(1,881,000)	(3,125,000)	(2,015,000)
State and local – current	1,513,000	4,375,000	2,091,000
State and local – deferred	(170,000)	(1,181,000)	383,000

Foreign – current	(227,000)	302,000	(146,000)
Foreign – deferred	22,000	(64,000)	(28,000)
	$25,744,000	40,106,000	29,673,000

COMTECH TELECOMMUNICATIONS CORP.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued
(As adjusted for the retroactive application of FSP APB 14-1)

The provision for income taxes differed from the amounts computed by applying the U.S. Federal income tax rate as a result of the following:

	Fiscal Years Ended July 31,
	2009		2008		2007
	Amount	Rate	Amount	Rate	Amount	Rate
Computed “expected” tax expense	$25,644,000	35.0%	39,815,000	35.0%	32,309,000	35.0%
Increase (reduction) in income taxes resulting from:
In-process research & development	2,170,000	3.0	-	-	-	-
State and local income taxes, net of Federal benefit	871,000	1.2	2,077,000	1.8	1,596,000	1.7
Nondeductible stock-based compensation	419,000	0.6	585,000	0.5	529,000	0.6
Domestic production activities deduction and extraterritorial income exclusion	(1,117,000)	(1.5)	(1,817,000)	(1.6)	(1,472,000)	(1.6)
Research and experimentation credits	(2,351,000)	(3.2)	(1,174,000)	(1.0)	(3,400,000)	(3.7)
Change in the beginning of the year valuation allowance for deferred tax assets	(50,000)	(0.1)	(50,000)	(0.1)	(50,000)	(0.1)
Foreign income taxes	(49,000)	(0.1)	(38,000)	(0.1)	95,000	0.1
Other	207,000	0.2	708,000	0.8	66,000	0.1
	$25,744,000	35.1%	40,106,000	35.3%	29,673,000	32.1%

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at July 31, 2009 and 2008 are presented below.

	2009	2008
Deferred tax assets:
Allowance for doubtful accounts receivable	$385,000	484,000
Intangibles	-	472,000
Inventory and warranty reserves	9,056,000	6,922,000
Compensation and commissions	2,149,000	1,558,000
State research and experimentation credits	1,285,000	1,162,000
Stock-based compensation	7,629,000	5,623,000
Net operating losses related to the acquisition of Radyne	1,580,000	-
Other	4,923,000	1,963,000
Less valuation allowance	(1,212,000)	(1,262,000)
Total deferred tax assets	25,795,000	16,922,000
Deferred tax liabilities:
Convertible senior notes	-	(14,501,000)
Plant and equipment	(2,466,000)	(2,951,000)
Intangibles	(18,666,000)	-
Total deferred tax liabilities	(21,132,000)	(17,452,000)
Net deferred tax assets (liabilities)	$4,663,000	(530,000)

The Company provides for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes.”  SFAS No. 109 requires an asset and liability based approach in accounting for income taxes. In assessing the realizability of deferred tax assets and liabilities, management considers whether it is more likely than not that some portion or all of them will not be realized.

COMTECH TELECOMMUNICATIONS CORP.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued
(As adjusted for the retroactive application of FSP APB 14-1)

As of July 31, 2009 and 2008, the Company’s deferred tax asset has been offset by a valuation allowance primarily related to state research and experimentation credits which may not be utilized in future periods. As of July 31, 2009, the Company had a deferred tax asset relating to federal net operating losses of approximately $1,580,000, substantially all of which will expire in fiscal year 2018 through fiscal year 2023.

The Company must generate approximately $73,000,000 of taxable income in the future to fully utilize its gross deferred tax assets as of July 31, 2009. Management believes it is more likely than not that the results of future operations will generate sufficient taxable income to realize the net deferred tax assets.

At July 31, 2009 and July 31, 2008, the total unrecognized tax benefits, excluding interest, were $6,613,000 and $4,467,000, respectively.

Prior to the impact of the August 1, 2009 adoption of SFAS No. 141R, at July 31, 2009 and July 31, 2008, the amount of unrecognized tax benefits that would positively impact the Company’s effective tax rate, if recognized, was $3,047,000 and $2,714,000, respectively. Unrecognized tax benefits result from income tax positions taken or expected to be taken on the Company’s income tax returns for which a tax benefit has not been recorded in the Company’s financial statements. Of the total unrecognized tax benefits, $4,267,000 and $1,909,000, including interest, were recorded as non-current income taxes payable in the Consolidated Balance Sheets of the Company at July 31, 2009 and July 31, 2008, respectively. Within the next twelve months, it is reasonably possible that unrecognized tax benefits will decrease by approximately $2,612,000 as a result of the expiration of the statute of limitations or settlements with tax authorities for previously filed returns.

The Company’s policy is to recognize interest and penalties relating to uncertain tax positions in income tax expense. At July 31, 2009 and July 31, 2008, interest accrued relating to income taxes was $564,000 and $301,000, respectively, net of the related income tax benefit.

The following table summarizes the activity related to the Company’s unrecognized tax benefits:

Balance as of July 31, 2008	$4,467,000
Increase related to the acquisition of Radyne	3,566,000
Increase related to fiscal 2009	779,000
Increase related to prior periods	315,000
Expiration of statute of limitations	(19,000)
Decrease related to prior periods	(421,000)
Settlements with taxing authorities	(2,074,000)
Balance as of July 31, 2009	$6,613,000

Tax years prior to fiscal 2004 are not subject to examination by the U.S. federal tax authorities. In fiscal 2008, the Internal Revenue Service (“IRS”) completed its audit of the Company’s federal income tax returns for fiscal 2004 and fiscal 2005. In addition, it has informed the Company that it will audit the Company’s Federal income tax returns for fiscal 2006 and fiscal 2007. The IRS audits for fiscal 2004 and fiscal 2005 were focused on the allowable amount of research and experimentation credits utilized and interest expense relating to the Company’s 2.0% convertible senior notes. Although adjustments relating to the audits and related settlements of the Company’s fiscal 2004 and fiscal 2005 tax returns were immaterial, if the final outcome of the fiscal 2006 and fiscal 2007 audit differs materially from the Company’s income tax provisions, the Company’s results of operations and financial condition could be materially impacted.

COMTECH TELECOMMUNICATIONS CORP.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued
(As adjusted for the retroactive application of FSP APB 14-1)

(12) Stock Option Plans and Employee Stock Purchase Plan

The Company issues stock-based awards pursuant to the following plans:

1993 Incentive Stock Option Plan – The 1993 Incentive Stock Option Plan, as amended, provided for the granting to key employees and officers of incentive and non-qualified stock options to purchase up to 2,345,625 shares of the Company’s common stock at prices generally not less than the fair market value at the date of grant with the exception of anyone who, prior to the grant, owns more than 10% of the voting power, in which case the exercise price cannot be less than 110% of the fair market value. In addition, it provided formula grants to non-employee members of the Company’s Board of Directors. The term of the options could be no more than ten years. However, for incentive stock options granted to any employee who, prior to the granting of the option, owns stock representing more than 10% of the voting power, the option term could be no more than five years.

As of July 31, 2009, the Company had granted stock-based awards representing the right to purchase an aggregate of 2,016,218 shares (net of 428,441 canceled awards) at prices ranging between $0.67 - $5.31 per share. All 2,016,218 stock-based awards were exercised as of October 31, 2008. The plan was terminated by the Company’s Board of Directors in December 1999 due to the approval by the shareholders of the 2000 Stock Incentive Plan.

2000 Stock Incentive Plan – The 2000 Stock Incentive Plan, as amended, provides for the granting to all employees and consultants of the Company (including prospective employees and consultants) non-qualified stock options, SARs, restricted stock, performance shares, performance units and other stock-based awards. In addition, employees of the Company are eligible to be granted incentive stock options. Non-employee directors of the Company are eligible to receive non-discretionary grants of nonqualified stock options subject to certain limitations. The aggregate number of shares of common stock which may be issued may not exceed 6,587,500. The Stock Option Committee of the Company’s Board of Directors, consistent with the terms of the Plan, will determine the types of awards to be granted, the terms and conditions of each award and the number of shares of common stock to be covered by each award. Grants of incentive and non-qualified stock awards may not have a term exceeding ten years or no more than five years in the case of an incentive stock award granted to a stockholder who owns stock representing more than 10% of the voting power.

As of July 31, 2009, the Company had granted stock-based awards representing the right to purchase an aggregate of 6,397,947 shares (net of 700,253 canceled awards) at prices ranging between $3.13 - $51.65, of which 3,065,245 were outstanding at July 31, 2009. As of July 31, 2009, 3,332,702 stock-based awards have been exercised of which 750 were SARs exercised in fiscal 2009. All stock-based awards granted through July 31, 2005 have exercise prices equal to the fair market value of the stock on the date of grant and a term of ten years. All stock-based awards granted since August 1, 2005 have exercise prices equal to the fair market value of the stock on the date of grant and a term of five years.

COMTECH TELECOMMUNICATIONS CORP.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued
(As adjusted for the retroactive application of FSP APB 14-1)

The following table summarizes certain stock option plan activity during the three years ended July 31, 2009:

	Number of Shares Underlying Stock-Based Awards	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at July 31, 2006	2,919,242	$15.99
Granted	716,600	27.91
Expired/canceled	(197,825)	14.90
Exercised	(938,000)	10.17
Outstanding at July 31, 2007	2,500,017	21.67
Granted	622,000	42.47
Expired/canceled	(42,663)	27.38
Exercised	(559,681)	11.96
Outstanding at July 31, 2008	2,519,673	28.87
Granted	1,066,900	38.67
Expired/canceled	(110,175)	33.88
Exercised	(411,153)	20.21
Outstanding at July 31, 2009	3,065,245	$33.26	3.27	$11,951,000
Exercisable at July 31, 2009	1,193,170	$28.03	2.51	$7,968,000
Expected to vest at July 31, 2009	1,750,429	$36.80	3.76	$3,535,000

Included in the number of shares underlying stock-based awards outstanding at July 31, 2009, in the above table, are 38,875 SARs with an aggregate intrinsic value of $16,000.

The total intrinsic value of stock-based awards exercised during the years ended July 31, 2009, 2008 and 2007 was $9,390,000, $21,125,000 and $27,302,000, respectively.

2001 Employee Stock Purchase Plan – The ESPP was approved by the shareholders on December 12, 2000, and 675,000 shares of the Company’s common stock were reserved for issuance. The ESPP is intended to provide eligible employees of the Company the opportunity to acquire common stock in the Company at 85% of fair market value at date of issuance through participation in the payroll-deduction based ESPP. Through fiscal 2009, the Company issued 331,702 shares of its common stock to participating employees in connection with the ESPP.

COMTECH TELECOMMUNICATIONS CORP.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued
(As adjusted for the retroactive application of FSP APB 14-1)

(13) Customer and Geographic Information

Sales by geography and customer type, as a percentage of consolidated net sales, are as follows:

	Fiscal Years Ended July 31,
	2009	2008	2007
United States
U.S. government	56.4%	66.4%	61.3%
Commercial	11.5%	6.9%	12.5%
Total United States	67.9%	73.3%	73.8%

International	32.1%	26.7%	26.2%

International sales include sales to U.S. companies for inclusion in products that will be sold to international customers. For the fiscal years ended July 31, 2009, 2008 and 2007, except for sales to the U.S. government, no other customer represented more than 10% of consolidated net sales.

(14) Segment Information

Reportable operating segments are determined based on the Company’s management approach. The management approach, as defined by SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS No. 131”) is based on the way that the chief operating decision-maker organizes the segments within an enterprise for making decisions about resources to be allocated and assessing their performance. The Company’s chief operating decision-maker is the Company’s President and Chief Executive Officer.

While the Company’s results of operations are primarily reviewed on a consolidated basis, the chief operating decision-maker also manages the enterprise in three operating segments: (i) telecommunications transmission, (ii) mobile data communications and (iii) RF microwave amplifiers.

Telecommunications transmission products include satellite earth station products (such as analog and digital modems, frequency converters, power amplifiers, transceivers and voice gateways) and over-the-horizon microwave communications products and systems (such as digital troposcatter modems). Mobile data communications products include satellite-based mobile location tracking and messaging hardware (such as mobile satellite transceivers and third-party produced ruggedized computers) and related services and the design and production of microsatellites. RF microwave amplifier products include traveling wave tube amplifiers and solid-state, high-power broadband amplifier products that use the microwave and radio frequency spectrums.

Unallocated expenses result from such corporate expenses as legal, accounting and executive compensation. In addition, for fiscal 2009, 2008 and 2007, unallocated expenses include $9,576,000, $10,640,000 and $7,401,000 of stock-based compensation expense, respectively. Interest expense (which includes amortization of deferred financing costs) associated with the Company’s convertible senior notes and Credit Facility is not allocated to the operating segments. Depreciation and amortization includes amortization of stock-based compensation. Unallocated assets consist principally of cash, deferred financing costs and deferred tax assets. Substantially all of the Company's long-lived assets are located in the U.S.

COMTECH TELECOMMUNICATIONS CORP.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued
(As adjusted for the retroactive application of FSP APB 14-1)

Corporate management defines and reviews segment profitability based on the same allocation methodology as presented in the segment data tables below.

	Fiscal Year Ended July 31, 2009
(in thousands)	Telecommunications Transmission	Mobile Data Communications	RF Microwave Amplifiers	Unallocated	Total
Net sales	$254,266	177,007	155,099	-	$586,372
Operating income (loss)	55,489	31,348	14,266	(24,176)	76,927
Interest income and other	104	1	68	2,565	2,738
Interest expense	141	-	-	6,255	6,396
Depreciation and amortization	15,684	3,352	8,567	9,789	37,392
Expenditure for long-lived assets, including intangibles	133,955	10,923	52,282	78	197,238
Total assets at July 31, 2009	270,596	53,105	112,709	502,261	938,671

	Fiscal Year Ended July 31, 2008
(in thousands)	Telecommunications Transmission	Mobile Data Communications	RF Microwave Amplifiers	Unallocated	Total
Net sales	$208,994	261,057	61,576	-	$531,627
Operating income (loss)	56,688	72,796	4,410	(27,103)	106,791
Interest income and other	156	4	-	13,905	14,065
Interest expense	25	12	-	7,063	7,100
Depreciation and amortization	7,362	2,139	1,201	10,844	21,546
Expenditure for long-lived assets, including intangibles	11,834	3,705	1,588	99	17,226
Total assets at July 31, 2008	145,290	40,519	42,363	424,551	652,723

	Fiscal Year Ended July 31, 2007
(in thousands)	Telecommunications Transmission	Mobile Data Communications	RF Microwave Amplifiers	Unallocated	Total
Net sales	$219,935	189,575	36,174	-	$445,684
Operating income (loss)	59,205	45,403	3,658	(23,344)	84,922
Interest income and other	(59)	22	-	14,245	14,208
Interest expense	48	37	-	6,735	6,820
Depreciation and amortization	6,995	1,556	1,392	7,586	17,529
Expenditure for long-lived assets, including intangibles	8,616	5,858	1,298	114	15,886
Total assets at July 31, 2007	118,300	48,275	34,993	354,212	555,780

Intersegment sales in fiscal 2009, 2008 and 2007 by the telecommunications transmission segment to the mobile data communications segment were $52,970,000, $123,767,000 and $78,319,000, respectively. Intersegment sales in fiscal 2009, 2008 and 2007 by the telecommunications transmission segment to the RF microwave amplifiers segment were $14,643,000, $16,005,000 and $6,495,000, respectively. Intersegment sales in fiscal 2009 by the RF microwave amplifiers segment to the telecommunications transmission segment were $145,000. There were no intersegment sales by the RF microwave amplifiers segment to the telecommunications segment in fiscal 2008 or 2007.

All intersegment sales have been eliminated from the tables above. Because historical segment results, prior to fiscal year ended July 31, 2009, do not include Radyne, period-to-period comparisons should not be relied upon as an indicator of the Company’s future performance because these comparisons may not be meaningful.

COMTECH TELECOMMUNICATIONS CORP.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued
(As adjusted for the retroactive application of FSP APB 14-1)

(15) Commitments and Contingencies

(a) Operating Leases

The Company is obligated under non-cancellable operating lease agreements, including satellite lease expenditures relating to its mobile data communications segment contracts. At July 31, 2009, the future minimum lease payments, net of subleases, under operating leases are as follows:

2010	$24,958,000
2011	5,289,000
2012	3,139,000
2013	1,197,000
2014	754,000
Thereafter	8,015,000
Total	$43,352,000

Lease expense charged to operations was $7,491,000, $4,668,000 and $3,871,000 in fiscal 2009, 2008 and 2007, respectively. Lease expense excludes satellite lease expenditures incurred of approximately $32,337,000, $22,632,000 and $15,456,000 in fiscal 2009, 2008 and 2007, respectively, relating to the Company’s mobile data communications segment. Satellite lease expenditures are allocated to individual contracts and expensed to cost of sales.

In December 1991, the Company and a partnership controlled by the Company’s Chairman, Chief Executive Officer and President entered into an agreement in which the Company leases from the partnership its Melville, New York production facility. The lease was for an initial term of ten years. In December 2001, the Company exercised its option for an additional ten-year period. For financial reporting purposes, the lease for the extension period is an operating lease. The annual rent of approximately $589,000 for fiscal 2009, is subject to annual adjustments equal to the lesser of 5% or the change in the Consumer Price Index.

(b) United States Government Contracts

Certain of the Company’s contracts are subject to audit by applicable governmental agencies. Until such audits are completed, the ultimate profit on these contracts cannot be determined; however, it is management’s belief that the final contract settlements will not have a material adverse effect on the Company’s consolidated financial condition or results of operations.

(c) Legal Proceedings and Other Matters

Export Matters
As a result of a customs export enforcement subpoena that the Company’s Florida-based subsidiary, Comtech Systems, Inc. (“CSI”) first received in October 2007 from the U.S. Immigration and Customs Enforcement (“ICE”) branch of the Department of Homeland Security (“Homeland Security”), the Enforcement Division of the U.S. Department of State informed the Company that it sought to confirm its company-wide ITAR compliance for the five-year period ended March 2008.

Since the original receipt of the ICE subpoena, the Company has engaged outside counsel and export consultants to investigate the matters relating to the ICE subpoena and help it assess and improve, as appropriate, its internal controls with respect to export-related laws and regulations, including the International Traffic in Arms Regulations (“ITAR”), the Export Administration Regulations and laws governing record keeping and dealings with foreign representatives. The Company has provided detailed information and a summary of its findings to the U.S. Department of State. The Company’s findings to date indicate that there were certain instances of exports and defense services provided during the five-year period for which it did not have the appropriate authorization from the U.S. Department of State.

COMTECH TELECOMMUNICATIONS CORP.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued
(As adjusted for the retroactive application of FSP APB 14-1)

In February 2009, the Company engaged a third-party export compliance firm to perform an independent export compliance audit. This audit was completed in June 2009 and the Company submitted the results of the audit to the U.S. Department of State. Although this third-party audit found that there were additional procedures and steps that the Company could take to improve its overall compliance program, the third-party audit did not find any further violations of ITAR other than instances that the Company found itself. The Company continues to find areas and opportunities for improving its procedures to comply with laws and regulations relating to exports, including at its newly acquired Radyne subsidiaries. Violations discovered by the Company as part of its internal control assessment, including those by Radyne that occurred prior to August 1, 2008, have been voluntarily reported to the U.S. Department of State. To date, the Company has accrued for and paid fines relating to its export violations. In March 2009, CSI paid a fine aggregating $7,500 (seven-thousand five hundred dollars) relating to the export of hardware that was the subject of the ICE subpoena. In June 2009, Comtech PST Corp., a New York-based subsidiary wholly-owned by the Company, (“Comtech PST”), paid a fine of $1,000 (one-thousand dollars) because it made administrative errors in processing shipping documents.

The Company continues to take numerous steps to significantly improve its export control processes, including the hiring of additional employees who are knowledgeable and experienced with ITAR and the engagement of an outside export consultant to conduct additional training. The Company is also in the process of implementing enhanced formal company-wide ITAR control procedures, including at its newly acquired Radyne subsidiaries. Because the Company’s assessments are continuing, it expects to continue to remediate, improve and enhance its internal controls relating to exports and the Company cannot determine the ultimate outcome of these matters. Violations of U.S. export control-related laws and regulations could result in additional civil or criminal fines and/or penalties and/or result in an injunction against the Company, all of which could, in the aggregate, materially impact its business, results of operations and cash flows. Should the Company identify a material weakness relating to its compliance, the ongoing costs of remediation could be material.

U.S. Department of Defense Investigation
In December 2008, Comtech PST, and Hill Engineering (“Hill”), a division of Comtech PST, each received a subpoena from the U.S. Department of Defense (“DoD”) requesting a broad range of documents and other information relating to a third party’s contract with the DoD and related subcontracts for the supply of specific components by Hill to the third party. The Company initiated an internal investigation, produced documents that it believes to be responsive to the subpoenas and fully cooperated with the DoD’s investigation. The Company also informed the third party about the issues relating to the subpoenas and has had and continues to receive orders from the third party for new switches. In August 2009, an agent of the DoD confirmed the Company’s belief that the DOD’s investigation was focused primarily on whether certain of the Company’s high-power switches were susceptible to a specific quality issue that could, over time and when subjected to certain environmental conditions, lead to component failure. The agent informed the Company that the investigation concluded that any allegations of defective switches were “unfounded” and that the DoD has concluded its investigation into the subject matter of the subpoenas and that they would not be taking any action on the subject. As such, the Company has concluded its internal investigation and it now considers this matter closed.

Purported Class Action Lawsuits
The Company has been sued in two nearly identical purported class action lawsuits (Pompano Beach Police & Firefighters’ Retirement System, etc., v. Comtech Telecommunications Corp. et al.,  09 Civ. 3007 (SJF/AKT) and Lawing v. Comtech Telecommunications Corp., 09 Civ. 3182 (JFB)), both filed in the United States District Court for the Eastern District of New York (the “Complaints”). The Company’s Chief Executive Officer and Chief Financial Officer are also named as defendants. The Complaints, filed in July 2009, allege that the Company violated Section 10(b) of the Securities Exchange Act of 1934 by making materially false and misleading statements with respect to revenue and earnings guidance for fiscal year 2009. The plaintiffs purport to sue on behalf of purchasers of the Company’s stock between September 17, 2008 and March 9, 2009. The essence of the Complaints is that the Company allegedly failed to disclose certain adverse facts that were allegedly known to exist at the time the Company issued the revenue and earnings guidance at issue in the Complaints. The Company has, to date, only been served with a complaint by the Pompano Beach Police and Firefighters’ Retirement System. No other pleadings have been filed and no proceedings have taken place. The Company believes the case has no merit and it intends to vigorously defend itself and its officers in this action. Although the ultimate outcome of litigation is difficult to accurately predict, the Company believes that the final outcome of this action will not have a material adverse effect on its consolidated financial condition.

COMTECH TELECOMMUNICATIONS CORP.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued
(As adjusted for the retroactive application of FSP APB 14-1)

Other Proceedings
The Company has sold approximately $1,900,000 of certain electronic components to a customer who is named a defendant, with several others, in a patent infringement-related lawsuit. The customer requested that the Company indemnify it for any losses sustained or legal costs incurred as a result of the lawsuit. Although the Company does not believe it is contractually obligated to indemnify the customer and has denied their indemnity and defense request, the Company is currently working with the customer to defend the plaintiff’s claim. On May 19, 2009, the Federal Court in the Eastern District of Texas granted a motion by the Company to intervene and the Company has begun to participate in discovery and expert reports. A preliminary trial date has been set for January 2010. Although the ultimate outcome of litigation is difficult to accurately predict, given the level of the Company’s sales to the customer and its expectation of costs to be incurred in connection with defending the matter, the Company believes that the outcome of this action will not have a material adverse effect on its consolidated financial condition.

The Company is party to certain other legal actions, which arise in the normal course of business. Although the ultimate outcome of litigation is difficult to accurately predict, the Company believes that the outcome of these actions will not have a material adverse effect on its consolidated financial condition or results of operations.

(d) Employment and Change of Control Agreements

The Company has an employment agreement with its Chairman of the Board, Chief Executive Officer and President. The employment agreement generally provides for an annual salary and bonus award. The Company has also entered into change of control agreements with certain of its officers. All of the agreements may require payments, in certain circumstances, in the event of a change in control of the Company.

 (16) Stockholder Rights Plan

On December 15, 1998, the Company’s Board of Directors approved the adoption of a stockholder rights plan in which one stock purchase right (“Right”) was distributed as a dividend on each outstanding share of the Company’s common stock to stockholders of record at the close of business on January 4, 1999. Under the plan, the Rights will be exercisable only if triggered by a person or group’s acquisition of 15% or more of the Company’s common stock. If triggered, each Right, other than Rights held by the acquiring person or group, would entitle its holder to purchase a specified number of the Company’s common shares for 50% of their market value at that time. Unless a 15% acquisition has occurred, the Rights may be redeemed by the Company at any time prior to the termination date of the plan.

This Right to purchase common stock at a discount will not be triggered by a person or group’s acquisition of 15% or more of the common stock pursuant to a tender or exchange offer which is for all outstanding shares at a price and on terms that the Company’s Board of Directors determines (prior to acquisition) to be adequate and in the best interest of the Company and its stockholders. On December 15, 2008, the plan was amended to extend the terms and final expiration of the Rights to December 15, 2009.

(17) Intangible Assets

Intangible assets with finite lives as of July 31, 2009 and 2008 are as follows:

	July 31, 2009
	Weighted Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Technologies	10.5	$42,311,000	18,944,000	$23,367,000
Customer relationships	10.0	29,931,000	3,176,000	26,755,000
Trademarks and other	17.5	6,344,000	1,194,000	5,150,000
Total		$78,586,000	23,314,000	$55,272,000

COMTECH TELECOMMUNICATIONS CORP.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued
(As adjusted for the retroactive application of FSP APB 14-1)

	July 31, 2008
	Weighted Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Technologies	7.3	$22,252,000	15,086,000	$7,166,000
Customer relationships	7.6	331,000	172,000	159,000
Trademarks and other	4.6	644,000	464,000	180,000
Total		$23,227,000	15,722,000	$7,505,000

Amortization expense for the years ended July 31, 2009, 2008 and 2007 was $7,592,000, $1,710,000 and $2,592,000, respectively. The estimated amortization expense for the fiscal years ending July 31, 2010, 2011, 2012, 2013 and 2014 is $6,997,000, $6,557,000, $5,621,000, $5,414,000 and $5,313,000, respectively.

The changes in carrying amount of goodwill by segment for the years ended July 31, 2009 and 2008 are as follows:

	Telecommunications	Mobile Data	RF Microwave
	Transmission	Communications	Amplifiers	Total
Balance at July 31, 2007	$8,817,000	7,148,000	8,422,000	$24,387,000
Acquisition of Insite	-	(24,000)	-	(24,000)
Balance at July 31, 2008	8,817,000	7,124,000	8,422,000	24,363,000
Acquisition of Radyne (See Note 2)	98,962,000	4,758,000	21,153,000	124,873,000
Payment of Insite Earn-out	-	17,000	-	17,000
Balance at July 31, 2009	$107,779,000	11,899,000	29,575,000	$149,253,000

(18)  Unaudited Quarterly Financial Data

As of July 31, 2009
The following is a summary of unaudited quarterly operating results (amounts in thousands, except per share data):

Fiscal 2009	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net sales	$191,915	143,886	128,545	122,026	$586,372
Gross profit	86,979	59,477	47,505	46,939	240,900
Net income	21,641	12,096	7,610	6,178	47,525
Diluted income per share	0.80	0.46	0.29	0.21	1.73	*

Fiscal 2008	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net sales	$115,055	152,030	138,068	126,474	$531,627
Gross profit	50,478	66,325	60,532	57,605	234,940
Net income	14,018	24,780	18,603	16,249	73,650
Diluted income per share	0.54	0.91	0.70	0.61	2.76

Fiscal 2007	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net sales	$97,070	111,383	119,417	117,814	$445,684
Gross profit	39,375	49,850	51,575	52,495	193,295
Net income	10,202	17,533	18,478	16,424	62,637
Diluted income per share	0.41	0.68	0.71	0.63	2.42	*

*	Income per share information for the full fiscal year may not equal the total of the quarters within the year.

Schedule II
COMTECH TELECOMMUNICATIONS CORP.
AND SUBSIDIARIES

Valuation and Qualifying Accounts and Reserves

Fiscal Years Ended July 31, 2009, 2008 and 2007

Column A	Column B	Column C Additions			Column D		Column E
Description	Balance at beginning of period	Charged to cost and expenses		Charged to other accounts - describe	Transfers (deductions) - describe		Balance at end of period
Allowance for doubtful accounts -
accounts receivable:
Year ended July 31,
2009	$1,301,000	(864,000	) (A)	-	815,000	(B)	$1,252,000
2008	685,000	723,000	(A)	-	(107,000	) (B)	1,301,000
2007	1,376,000	(375,000	) (A)	-	(316,000	) (B)	685,000

Inventory reserves:
Year ended July 31,
2009	$8,201,000	5,692,000	(C)	-	(2,149,000	) (D)	$11,744,000
2008	8,504,000	2,414,000	(C)	-	(2,717,000	) (D)	8,201,000
2007	6,123,000	4,491,000	(C)	-	(2,110,000	) (D)	8,504,000

Valuation allowance for deferred tax assets:
Year ended July 31,
2009	$1,262,000	-		-	(50,000	) (E)	$1,212,000
2008	1,312,000	-		-	(50,000	) (E)	1,262,000
2007	1,362,000	-		-	(50,000	) (E)	1,312,000

(A)	Provision for (benefit from) doubtful accounts.
(B)	Write-off (recovery) of uncollectible receivables.
(C)	Provision for excess and obsolete inventory.
(D)	Write-off of inventory.
(E)	Change in valuation allowance.

S-1